Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185676

TRILINC GLOBAL IMPACT FUND, LLC

SUPPLEMENT NO. 11 DATED January 17, 2017

TO THE PROSPECTUS DATED APRIL 28, 2016

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of TriLinc Global Impact Fund, LLC (the “Company”), dated April 28, 2016, as supplemented by Prospectus Supplement No. 1, dated May 11, 2016, Prospectus Supplement No. 2, dated June 9, 2016, Prospectus Supplement No. 3, dated July 7, 2016, Prospectus Supplement No. 4, dated August 17, 2016, Prospectus Supplement No. 5, dated September 14, 2016, Prospectus Supplement No. 6, dated September 22, 2016, Prospectus Supplement No. 7 dated October 13, 2016, Prospectus Supplement No. 8 dated October 20, 2016, Prospectus Supplement No. 9 dated November 16, 2016, and Prospectus Supplement No. 10 dated December 12, 2016 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

A.	To provide information regarding our public offering;

B.	To provide information regarding distributions declared;

C.	To update the section of the Prospectus titled “Business”;

D.	To update the section of the Prospectus titled “Management of the Company”; and

E.	To incorporate the Sustainability and Impact Report, dated June 30, 2016, as Appendix E to the Prospectus.

A.	Status of Our Public Offering

As of January 17, 2017 we had raised gross proceeds of approximately $300.6 million from the sale of approximately 31.2 million units of our limited liability company interest, including units issued pursuant to our distribution reinvestment plan.

B.	Declaration of Distributions

On December 20, 2016, with the authorization of our board of managers, the Company declared distributions for all classes of units for the period from December 1 through December 31, 2016. These distributions were calculated based on unitholders of record for each day in an amount equal to $0.00197268 per unit per day (less the distribution fee with respect to Class C units). On January 3, 2017, $934,805 of these distributions were paid in cash and on December 31, 2016, $802,313 were reinvested in the Company’s units for those investors participating in the Company’s unit Distribution Reinvestment Plan. Some or all of the Company’s distributions have been and may continue to be paid from sources other than cash flow from operations, such as capital contributions from the Sponsor, cash resulting from a waiver or deferral of fees, and/or proceeds from this offering.

C.	Update to the Section Titled “Business”

1.	The following information updates and supplements the “Business—Investments—Overview” section of the Prospectus to provide certain information regarding the Company’s investment portfolio as of December 31, 2016:

Investments

Since the Company commenced operations and through December 31, 2016, the Company has funded $476.5 million in aggregate investments, including $28 million in temporary investments. Of the aggregate investment amount, the Company has received $255 million in full aggregate transaction repayments from existing and exited trade finance, term loan, and temporary investment facilities. Of the aggregate transaction repayment amount, approximately $112.6 million represents transactions of trade finance, term loan, and temporary investment facilities that are closed and no longer part of the Company’s portfolio.

As of December 31, 2016 the Company had the following investments:

Description	Sector	Country	Investment Type	Maturity[1]	Interest Rate[2]	Total Loan Commitment[3]	Total Amount Outstanding[4]
Agriculture Distributor	Farm-Product Raw Materials	Argentina	Trade Finance	7/16/2017	9.00%	$15,000,000	$10,000,000

Agricultural Products Exporter II	Farm-Product Raw Materials	Singapore	Trade Finance	7/02/2017	11.50%	$10,000,000	$10,000,000

Beef Exporter	Meat Products	Argentina	Trade Finance	6/30/2017	11.50%	$9,000,000	$9,000,000

Chia Seed Exporter	Field Crops, Except Cash Grains	Chile	Trade Finance	12/11/2016- 3/11/2017	10.90%	$2,500,000	$2,234,915

Clean Diesel Distributor	Bulk Fuel Stations and Terminals	Peru	Term Loan	8/1/2019	11.50%	$15,000,000	$15,000,000

Consumer Goods Distributor	Groceries and Related Products	Namibia	Trade Finance	10/29/2017	12.00%	$2,000,000	$500,000

Dairy Co-Operative	Dairy Products	Argentina	Trade Finance	7/29/2017	10.67%	$6,000,000	$6,000,000

Diaper Manufacturer	Converted Paper and Paperboard Products	Peru	Term Loan	12/22/2016- 7/5/2017	12.38%	$4,500,000	$3,900,000

Electronics Assembler	Communications Equipment	South Africa	Trade Finance	9/23/2017- 11/20/2017	12.85%	$11,000,000	$6,111,941

Farm Supplies Distributor[5]	Miscellaneous Non-Durable Goods	Zambia	Trade Finance	10/07/2015- 5/3/2016	12.43%	$10,000,000	$5,078,526

Fish Processor & Exporter[6]	Commercial Fishing	Ecuador	Trade Finance	6/19/2017	9.00%	$2,000,000	$1,058,273

FMCG Manufacturer	Soap, Detergents, and Cleaning Preparations	Zambia	Term Loan	11/16/2019	11.00%	$6,500,000	$2,000,000

Fruit & Nut Distributor	Groceries and Related Products	South Africa	Trade Finance	5/22/2015[7]	12.00%	$1,250,000	$646,844

Hospitality Service Provider	Hotels and Motels	Cabo Verde	Term Loan	8/21/2021	13.50%	$17,000,000	$17,000,000

Integrated Steel Producer	Steel Works, Blast Furnaces, and Rolling and Finishing Mills	Zambia	Trade Finance	8/14/2017- 9/2/2017	13.00%	$6,000,000	$6,000,000

Infrastructure and Logistics Provider	Highway and Street Construction, Except Elevated Highways	Indonesia	Term Loan	11/22/2019	20.67%[8]	$15,000,000	$15,000,000

Description	Sector	Country	Investment Type	Maturity[1]	Interest Rate[2]	Total Loan Commitment[3]	Total Amount Outstanding[4]
International Development Logistics Provider[9]	Lumber and Other Construction Materials	Italy	Trade Finance	N/A	N/A	$0	$0

IT Service Provider	Computer Programming and Data Processing	Brazil	Term Loan	10/31/2019	13.50%	$14,000,000	$10,292,686

Machinery and Equipment Provider	Machinery, Equipment, and Supplies	United Kingdom	Trade Finance	1/29/2017	12.00%	$1,500,000	$11,483

Marine Logistics Provider[10]	Services Incidental to Water Transportation	Nigeria	Term Loan	9/16/2020	15.10%[11]	$16,050,000	$13,434,756

Meat Processor II	Meat Products	South Africa	Trade Finance	5/19/2017	14.50%	$2,800,000	$675,717

Metals Trader[12]	Metals and Minerals, Except Petroleum	United Kingdom	Trade Finance	2/25/2017- 12/31/2017	9.24%	$8,000,000	$6,587,667

Mine Remediation Company	Metal Mining Services	South Africa	Trade Finance	6/15/2016- 8/15/2016	17.50%	$2,500,000	$2,234,145

Oilseed Distributor	Fats and Oils	Argentina	Trade Finance	10/15/2016- 12/15/2016	8.75%	$6,000,000	$6,000,000

Plastic Products Manufacturer	Miscellaneous Plastics Products	Kenya	Trade Finance	10/9/2017	11.50%	$1,500,000	$161,018

Power Producer	Electric Services	Ghana	Trade Finance	3/10/2017- 10/9/2017	11.50%	$20,000,000	$19,500,000

Railway Equipment Provider	Rental of Railroad Cars	South Africa	Term Loan	1/31/2020	12.00%	$5,000,000	$4,412,222

Scrap Metal Recycler[13]	Secondary Nonferrous Metals	Morocco	Trade Finance	7/17/2017	11.00%	$8,500,000	$7,649,944

Sesame Seed Exporter[14]	Farm-Product Raw Materials	Guatemala	Trade Finance	3/31/2016	12.00%	$2,000,000	$907,565

Shrimp Exporter[15]	Fresh or Frozen Packaged Fish	Ecuador	Trade Finance	6/6/2017- 7/24/2017	9.25%	$5,500,000	$5,037,134

Sugar Producer[16]	Field Crops, Except Cash Grains	Brazil	Term Loan	12/15/2016- 5/15/2017	12.43%	$3,000,000	$2,683,223

Tin Producer	Primary Nonferrous Metals	Indonesia	Term Loan	6/30/2020	12.00%	$3,000,000	$3,000,000

Vanilla Exporter[17]	Groceries and Related Products	Mauritius	Trade Finance	7/31/2017- 11/23/2017	11.07%	$12,000,000	$11,189,467

Investment Portfolio Total						$244,100,000	$203,307,526

[1]	The Company’s trade finance borrowers may be granted flexibility with respect to repayment relative to the stated maturity date to accommodate specific contracts and/or business cycle characteristics. This flexibility in each case is agreed upon between the Company and the sub-advisor and between the sub-advisor and the borrower. The Company has adjusted the disclosure in the above table to reconcile the maturity dates for its investments. Previously, the Company has presented targeted rather than maximum maturity dates for certain of its investments where such dates were different. Positions with multiple transactions may have different maximum maturity dates, which are reflected in the maturity date ranges.
[2]	Interest rates are as of December 31, 2016 and, where applicable, are weighted averages amongst multiple transactions. Interest rates include contractual rates and accrued fees where applicable.
[3]	The total loan commitment represents the maximum amount that can be borrowed under the agreement. The actual amount drawn on the loan by the borrower may change over time. Loan commitments are subject to availability of funds and do not represent a contractual obligation to provide funds to a borrower.
[4]	The total amount outstanding represents the actual amount borrowed under the loan as December 31, 2016. In some instances where there is a $0 balance, the borrower may have paid back the original amount borrowed under a trade finance facility and under an agreement, may borrow again.
[5]	The Company’s trade finance facility with the Farm Supplies Distributor serves to finance the shipment of farm supplies to a parastatal organization of the Government of Zambia and is secured by receivables. The Company has not received any payments on this investment since January 29, 2016. The delay in repayment is due to slow payment of the receivables by the Government of Zambia. The Company has determined that there is sufficient collateral, including an insurance policy should the Farm Supplies Distributor not pay, to cover the entire balance due from borrower. On December 1, 2016, the sub-advisor has called an event of default on the investment and the Company initiated a draw against the insurance policy.
[6]	On December 16, 2016, the Company funded $70,814 to an Ecuadorian fish processing and exporting company as part of an existing $2,000,000 revolving senior secured trade finance facility at a fixed interest rate of 9.00%. With a maturity date of June 19, 2017, the transaction is secured by specific receivables and inventory destined for export.
[7]	As of March 31, 2016, the Company, together with its sub-advisor, had agreed to further extend the principal maturity date to facilitate the strategic sale of the Fruit & Nut Distributor, which closed in June 2016. On June 30, 2016, the Company placed the Fruit & Nut Distributor on non-accrual status effective February 1, 2016 and a restructure of the loan is being documented. Small payments are scheduled to be made on a quarterly basis. The new shareholder has injected equity into the business and small principal payments derived from the operations of the company have been received.
[8]	The loan will provide for a net interest rate to the Company of 18.5%, 20%, and 22% in year 1, 2, and 3 respectively.
[9]	The borrower has repaid all capital to the Company but has an outstanding fee balance that will be repaid to the Company in Q1 2017.
[10]	On December 2, 2016, the Company funded $250,000 as part of an existing $16,050,000 senior secured five-year term loan commitment to a locally-owned Nigerian marine logistics provider. Set to mature on September 16, 2020, the transaction will accrue interest at 10.50%.
[11]	The interest rate is a weighted average interest rate between four separate transactions. One transaction has an interest rate of 10.50%, one transaction has a variable interest rate of one month Libor +10.5%, and the remaining two transactions, totaling $11.7 million, include an additional 4.68% rate in deferred fixed interest.
[12]	On December 21, 2016, the Company funded $723,840 as part of an existing $8,000,000 senior secured revolving receivables trade finance facility to a global metals trader based in the United Kingdom and operating in Africa. With an interest rate of six month Libor + 6.00%, the transaction is set to mature on June 30, 2017 and is secured by a bill of exchange and sales contracts.
[13]	Between December 2, 2016 and December 6, 2016, the Company funded two separate transactions, totaling $1,000,000, as part of an existing $8,500,000 senior secured trade finance facility to an energy efficient Moroccan-based scrap metal recycler and processor. With an interest rate of one month Libor +10.50%, the transactions are secured by inventory and receivables and are set to mature on July 17, 2017.
[14]

During 2016, the Sesame Seed Exporter lost a major customer, which resulted in a slowdown in business, affecting its ability to repay the amount due under the participation. However, the Sesame Seed Exporter has been able to secure new customers to replace the lost order(s), which will enable the Sesame Seed Exporter to start making payments to the Company. The Company has determined that there is sufficient collateral to support the repayment of this facility. Repayments from these new contracts started in the month of October.
[15]	Between December 7, 2016 and December 28, 2016, the Company funded six separate transactions, totaling $3,358,000 as part of an existing $5,500,000 revolving trade finance facility with an Ecuadorian shrimp exporter. With a fixed interest rate of 9.25%, the transactions are set to mature on June 6, 2017. The transactions are secured by inventory, accounts receivable, and purchase contracts.
[16]	On August 27, 2015, the Company was informed that the Sugar Producer had filed for judicial recuperation with the local court in Brazil. On March 31, 2016, the Company placed the Sugar Producer on non-accrual status effective August 27, 2015. On June 14, 2016, the Company reached an agreement with the Sugar Producer on a repayment plan. The details of this plan have been ratified by the court and include the full repayment of all principal and interest that is due. The first payment under this plan, which includes principal and interest, has been made in full.
[17]	The interest rate is one month Libor +10.50%.

As of December 31, 2016 the Company had exited the following investments:

Description	Sector	Country	Investment Type	Transaction Date	Transaction Amount	Payoff Date	Internal Rate of Return (“IRR”)[1]
Agricultural Products Exporter I2	Farm-Product Raw Materials	Singapore	Trade Finance	4/23/2015	$10,000,000	2/29/2016	11.85%

Agricultural Supplies Distributor I	Miscellaneous Non-Durable Goods	South Africa	Trade Finance	10/15/2014	$15,202,091	8/14/2015	13.11%

Agricultural Supplies Distributor II	Miscellaneous Non-Durable Goods	South Africa	Trade Finance	10/06/2015	$8,563,423	6/1/2016	10.76%

Candle Distributor	Miscellaneous Manufacturing Industries	South Africa	Trade Finance	9/2/2014	$1,400,000	9/16/2015	14.27%

Cement Distributor	Cement, Hydraulic	Kenya	Trade Finance	9/23/2014	$12,000,000	10/15/2015	15.29%

Construction Materials Distributor	Hardware, Plumbing, and Heating Equipment	South Africa	Trade Finance	10/9/2014	$838,118	4/1/2016	13.00%

Electronics Retailer	Radio, Television, Consumer Electronics, and Music Stores	Indonesia	Term Loan	7/26/2013	$5,000,000	6/17/2014	19.59%

Farm Supplies Wholesaler	Miscellaneous Non-Durable Goods	South Africa	Trade Finance	5/28/2015	$2,250,000	1/19/2016	13.14%

Fertilizer Distributor	Agricultural Chemicals	Zambia	Trade Finance	7/17/2014	$3,000,000	11/4/2014	12.65%

Food Processor	Groceries and Related Products	Peru	Term Loan	3/25/2014	$576,000	11/28/2014	14.01%

Description	Sector	Country	Investment Type	Transaction Date	Transaction Amount	Payoff Date	Internal Rate of Return (“IRR”)[1]
Frozen Seafood Exporter	Groceries and Related Products	Ecuador	Trade Finance	6/17/2013	$240,484	5/14/2014	13.49%

Industrial Materials Distributor	Mineral and Ores	South Africa	Trade Finance	11/20/2014	$4,030,000	12/15/2015	13.64%

Insulated Wire Manufacturer	Rolling, Drawing, and Extruding of Nonferrous Metals	Peru	Trade Finance	5/2/2014	$1,991,000	12/2/2014	8.43%

International Tuna Exporter	Groceries and Related Products	Ecuador	Trade Finance	7/17/2013	$1,000,000	10/9/2013	13.58%

Meat Processor I	Meat Products	South Africa	Trade Finance	7/7/2014	$2,950,000	4/1/2016	14.08%

Meat Producer[2]	Meat Products	South Africa	Trade Finance	11/27/2015	$1,500,000	2/3/2016	14.83%

Rice & Bean Importer	Groceries and Related Products	South Africa	Trade Finance	7/7/2014	$1,000,000	8/5/2015	12.97%

Rice Importer	Farm-Product Raw Materials	Kenya	Trade Finance	11/6/2015	$399,653	5/19/2016	11.50%

Rice Producer	Cash Grains	Tanzania	Trade Finance	1/22/2015	$3,900,000	4/1/2016	12.04%

Seafood Processing Company	Miscellaneous Food Preparations and Kindred Products	Ecuador	Trade Finance	6/19/2013	$496,841	7/1/2013	13.44%

Textile Distributor	Apparel, Piece Goods, and Notions	South Africa	Trade Finance	7/25/2014	$7,026,515	5/30/2016	15.81%

Timber Exporter	Sawmills and Planing Mills	Chile	Trade Finance	7/3/2013	$915,000	6/12/2014	10.25%

Waste Management Equipment Distributor	Machinery, Equipment, and Supplies	South Africa	Trade Finance	2/13/2015	$310,752	5/15/2015	20.19%

Investment Portfolio Total					$84,589,877

Temporary Investments3

Description	Sector	Country	Investment Type	Transaction Date	Transaction Amount	Payoff Date	Internal Rate of Return (“IRR”)
Agricultural Products Exporter II	Farm-Product Raw Materials	Singapore	Bridge Loan	3/21/2016	$5,000,000	9/14/2016	29.84%

Financial Services Provider I	Miscellaneous Business Credit Institutions	Mauritius	Promissory Note	9/23/2014	$3,000,000	11/17/2014	15.94%

Financial Services Provider II	Miscellaneous Business Credit Institutions	Mauritius	Promissory Note	3/22/2016	$15,000,000	9/14/2016	32.04%

Financial Services Provider III	Miscellaneous Business Credit Institutions	Mauritius	Promissory Note	8/17/2016	$5,000,000	11/30/2016	10.53%

Temporary Investments Total					$28,000,000

Investment Portfolio and Temporary Investments Total					$112,589,877

[1]	Given that the loan has been paid off, this investment is no longer part of the Company’s portfolio. The internal rate of return is defined as the gross average annual return earned through the life of an investment. The internal rate of return was calculated by our Advisor (unaudited) as the investment (loan advance) was made and cash was received (principal, interest and fees).
[2]	Impact data was not tracked for this investment. The Company does not track impact data for trade finance transactions that meet standard underwriting guidelines, but generally have the maturity of less than one year and involve borrowers with whom, at the time of funding, the Company does not expect to maintain an ongoing lending relationship or otherwise provide an open loan facility.
[3]	Temporary investments are defined as short-term investments that are not trade finance or term loan transactions that generally expire within one year, are intended to generate a higher yield than would be realized on cash and may be unsecured positions. The temporary investments that are unsecured positions may present a higher level of risk.

Certain Portfolio Characteristics1

Total Assets (est.)	$258,000,000
Current Loan Commitments	$244,100,000
Leverage	$1,635,000
Weighted Average Portfolio Loan Size	$7,262,745
Weighted Average Portfolio Duration[2]	1.32 years
Average Collateral Coverage Ratio	>2.0x
USD Denominated	100%
Senior Secured First-Lien	100%
Countries	19
Sectors	27

Top Five Investments by Percentage3

Company Description	Country	% of Total Assets
Power Producer	Ghana	7.6%
Hospitality Service Provider	Cabo Verde	6.6%
Clean Diesel Distributor	Peru	5.8%
Infrastructure and Logistics Provider	Indonesia	5.8%
Marine Logistics Provider	Nigeria	5.2%

Investment Type[4]	Developing Economies[4]	Sector Diversification[4]

[1]	All information provided in this section, with the exception of the Total Asset (est.) figure, does not include the Company’s temporary investment commitments.
[2]	Weighted average duration is the average period of time before the loans in the portfolio mature or come due weighted to properly account for the difference of investment sizes within the portfolio. Duration is calculated through the average turn of trade finance transactions and the contracted amortization of term loans.
[3]	This represents all countries/sectors where the Company currently has a loan commitment other than through a temporary investment. Due to the revolving debt nature of trade finance facilities and the timing of funding, it is possible that certain commitments currently have a zero outstanding balance and would therefore not be represented in the country/sector allocation charts, which represents invested capital.
[4]	The above charts represent investment type, developing economy, and sector diversification as a percentage of the total amount outstanding of the Company’s investments other than the Company’s temporary investments.

2.	The following disclosure supplements the “Business—Investments—Overview—Impact Overview” section of the Prospectus to provide an overview of the investment portfolio impact data collected by Company as of December 31, 2016:

The Company’s borrower companies currently employ a total of 23,591 employees

Percentage of the Borrowers that:
Comply with local environmental, labor, health, safety and business laws, standards and regulations	100%
Demonstrate their positive impact on the community through community service and/or community donations	85%
Commit to working towards implementing international environmental and health and safety best practices	100%
Implement environmentally sustainable practices including energy savings, waste reduction and/or water conservation	94%
Top 5 Borrower Impact Objectives
1. Job Creation	76%
2. Wage Increase	21%
3. Agricultural Productivity	18%
4. Capacity-Building	18%
5. Productivity & Competitiveness Improvement	12%
Top 5 Borrower Environmental and Social Practices
1. Maternity/Paternity Leave 2. Fair Hiring and Recruiting
3. Charitable Donation
4. Energy Savings
5. Fair Career Advancement

3.	The following disclosures are inserted in the section titled “Business—Investments—Investment Spotlights” on page 86 of the Prospectus:

Shrimp Exporter

Investment Overview

Investment Type:	Senior Secured Trade Finance
Structure:	Revolving Facility
Loan Commitment Amount:	$5,500,000
Interest Rate:	9.25%
Sector:	Fresh or Frozen Packaged Fish and Seafood
Collateral Coverage Ratio:	≥5.88x
Impact Objective(s):	Job Creation; Wage Increase

Borrower Background

With a 2015 GDP of $100.2 billion and population of 16.14 million, Ecuador is the eighth largest economy in Latin America and one of only three countries on the continent that has fully dollarized their economy. Ecuador’s dollarization has decreased transaction costs with its U.S. trading partners and promoted long-term investment by eliminating exchange rate risk. Between 2011 and 2015, annual GDP growth rates averaged approximately 4.4%, mainly driven by petroleum, agriculture, fishing, and food processing exports.

Recognizing the aquaculture industry’s importance to Ecuador’s global competitiveness, in June 2016 the Company extended up to a $5,500,000 senior secured revolving trade finance facility to the seventh largest shrimp exporter, located in Guayaquil, the largest city in Ecuador. Established in 2009, the company is engaged in the purchasing, processing, freezing, and packaging of shrimp sourced from local suppliers that are licensed by

Ecuador’s National Fisheries Institute, ensuring compliance with national conservation standards and practices. The company’s processing facility holds an Environmental License from Guayaquil Municipality that affirms their commitment to sustainable operations through the completion of an environmental impact study and the establishment of an Environmental Management Plan.

The company receives a daily average volume of 240,000 pounds of farm-raised white shrimp during high tide seasons, which it processes and sells in various size and packaging options tailored to over 100 customers throughout Europe, China, and the United States. The company anticipates that the Company’s financing will improve its competitiveness in the global marketplace while growing its employee base, which is composed of 50% women, in a city with one of the highest unemployment rates in the country. The company offers its employees competitive wages, including an annual bonus and child support stipend, in addition to onsite health services, meal provisions, and daily transportation.

The borrower has promoted many energy saving initiatives throughout their production facilities, including using state-of-the-art, cost-efficient cooling and freezing equipment to preserve the quality of their product and reduce their environmental footprint. With an extensive quality control system in place at both the local supplier and production levels, the company continues to supply high-quality shrimp products into the international marketplace.

FMCG Manufacturer

Investment Overview

Investment Type:	Senior Secured Term Loan
Structure:	Term Loan Due 11/16/2019
Loan Commitment Amount:	$6,500,000
Interest Rate:	11.00%
Sector:	Soap and Other Detergents
Cash Flow Coverage Ratio:	≥4.0x
Impact Objective(s):	Job Creation

Borrower Background

Founded in 2007, the company is the largest fast moving consumer goods (FMCG) manufacturer in Zambia. The company’s high quality laundry detergents and dish soaps are distributed throughout Zambia and Sub-Saharan Africa. The Company’s financing will serve to purchase the existing plant, machinery, and equipment, which will be then be leased-to-own to the company. As one of the largest employers in the region, the company is projected to grow its local employee base, and generate career advancement opportunities for its current work force, as it increases its production capacity of household consumer goods.

The Company’s term loan facility is secured by underlying plant equipment.

Chia Seed Exporter

Investment Overview

Investment Type:	Senior Secured Trade Finance
Structure:	Revolving Facility
Loan Commitment Amount:	$2,500,000
Interest Rate:	10.90%
Sector:	Field Crops, Except Cash Grain
Collateral Coverage Ratio:	≥1.49x
Impact Objective(s):	Agricultural Productivity, Job Creation, Health & Nutrition

Borrower Background

Founded in 2005, the borrower sources and processes chia seeds from multiple growers in Argentina, Brazil, Bolivia, and Paraguay. The borrower has quickly grown to become a significant global chia seed supplier, making up approximately 15% of global chia seed exports in 2014. The Company’s financing provides the borrower with short-term liquidity to ship packaged chia seeds, chia oil (bulk and capsules), and baked good snacks to health food stores, pharmacies, supermarkets, and food service companies in the Americas, Europe, and Asia. In addition to contributing to healthy consumer lifestyles, the borrower aims to improve its agricultural productivity to meet the growing international demand.

The facility is secured by chia seed product inventory.

Vanilla Exporter

Investment Overview

Investment Type:	Senior Secured Trade Finance
Structure:	Revolving Facility
Loan Commitment Amount:	$12,000,000
Interest Rate:	One Month Libor + 10.50%
Sector:	Groceries and Related Products
Collateral Coverage Ratio:	≥1.43x
Impact Objective(s):	Access to New Markets; Job Creation

Borrower Background

Founded in 2013, the company is a Fair Trade-certified, Mauritius-based vanilla exporter that sources processed, cured, and packaged vanilla beans for export from smallholder farmers in Madagascar, the world’s largest vanilla producer. It is anticipated that the Company’s financing will provide the company’s smallholder farmer suppliers with access to new international markets and customers, including large U.S.—based conglomerates such as McCormick & Company.

The Company’s trade finance facility is secured by accounts receivables and inventory.

Infrastructure and Logistics Provider

Investment Overview

Investment Type:	Senior Secured Term Loan
Structure:	Term Loan Due 11/22/2019
Loan Commitment Amount:	$15,000,000
Interest Rate:	20.67%
Sector:	Highway and Street Construction
Cash Flow Coverage Ratio:	≥1.22x
Impact Objective(s):	Capacity-Building; Job Creation

Background Overview

Founded in 2004, the company is an infrastructure and logistics provider in Indonesia that engages in large scale infrastructure projects throughout the country. It is anticipated that the Company’s financing for the completion of a hauling road, in addition to reinforcing bridge infrastructure, will help reduce the severe local congestion that currently exists on public roads. Additionally, the borrower will continue to offer extensive capacity-building programs to its employees, and launch new CSR activities to engage the local communities in which it works.

The term loan facility is secured by a first ranking pledge over the company’s shares, subsidiary company ownership, and the assignment of port throughput fees.

4.	The following disclosure is inserted as the last sentence of the section titled “Business—Our Investment Process—Monitoring—Impact Monitoring” on page 74 of the Prospectus:

See the Sustainability and Impact Report, as of June 30, 2016, set forth as Appendix E to the Prospectus.

D.	Update to the Section Titled “Management of the Company”

1.	The following information updates the “Management of the Company
—Our	Advisor” section of the Prospectus:

Remove the line item for Jean-Marc Plantier in the Name and Position chart and delete the section titled “Jean-Marc Plantier, Director of Finance.”

E.	Incorporation of the Sustainability and Impact Report as Appendix E to the Prospectus

The following Sustainability and Impact Report is hereby incorporated as Appendix E to the Prospectus:

Appendix E

Sustainability & Impact Report
As of June 30, 2016
Information provided by TriLinc Advisors, LLC.
This is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. An offering is made only by a prospectus to individuals who meet minimum suitability requirements. This sales literature must be read in conjunction with a prospectus in order to understand fully all the implications and risks of the offering of securities to which it relates. A copy of the prospectus must be made available to you in connection with the offering described herein. Neither the Attorney General of the state of New
York, nor any other state securities regulators, have passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.
TRILINC GLOBAL
IMPACT FUND

WELCOME

We are pleased to present the inaugural TriLinc Global Impact Fund
Sustainability and Impact Report.
Gloria Nelund
Founder & CEO
Founded on the belief that significant private capital is needed to help solve some of the world’s pressing economic, social and environmental issues, TriLinc Global, LLC (“TriLinc Global” or “TLG”) is a private investment sponsor dedicated to creating innovative impact funds intended to offer investors the potential for competitive market-rate financial returns and positive, measurable impact. TLG is the majority owner of TriLinc Advisors, LLC (“TLA,” and together “TriLinc”), who is the adviser to the TriLinc Global Impact Fund (“TGIF”), a non-traded fund whose securities are registered with the Securities and Exchange Commission (“SEC”). TGIF provides debt financing to growth-stage small and medium enterprises (“SMEs”) that operate primarily in developing economies throughout
Latin America, Southeast Asia, and Sub-Saharan Africa.
By financing SMEs that meet rigorous investment and impact criteria, TGIF aims to help increase socioeconomic opportunity for underserved businesses and their communities in select economies
where access to timely and efficient capital is significantly limited. TriLinc was founded on the principles of accountability and transparency and brings those same fundamental values to the management of TGIF, which initiated investment activity in June 2013. TriLinc reports on TGIF’s financial and non-financial performance so that investors can track the fund’s contribution to both their financial and impact objectives.
TriLinc defines impact investing as investing with the specific objective of achieving both a competitive financial return and positive, measurable economic, social, and/or environmental impact.
We have a fiduciary duty to act in the best long-term interests of our investors. Fundamental to this duty is the incorporation of environmental, social, and governance (“ESG”) issues into our investment analysis and decision-making processes. ESG issues are not only central to measuring the sustainability and non-financial impacts of our investments, but can have a material impact on the long-term risk and return profile of our investment portfolios.
In order to effectively measure TGIF’s non-financial performance, TriLinc has developed a systematic approach to tracking and reporting on impact metrics across TGIF’s portfolio, as well as for each specific borrower. This first sustainability and impact report provides an overview of TGIF’s investment activity over the past three years, describes our methodology for assessing borrower-
specific impact, and provides evidence as to how TGIF borrowers are contributing to the economic, social and environmental well-being of their communities. Integral to its impact program is TriLinc’s engagement with industry associations, peers, investors, and financial service providers to enhance its own impact measurement practices, as well as strengthen and scale the growing impact investing sector.
We appreciate your support of our mission to harness the power of the capital markets in helping to solve global challenges facing our society. By intentionally selecting investments with the potential for market-rate financial returns and positive, measurable impact, TriLinc seeks to meet your goal to do well by doing good.
Sincerely,
Gloria Nelund
TriLinc is a signatory to the United Nations-supported Principles of Responsible Investment, a certified B Corporation, and a registered Impact Reporting and Investment Standards (IRIS) user.

TGIF OVERVIEW
TGIF is centered on a single idea: providing access to finance for growth-stage SMEs, particularly in developing economies. We believe this idea is both a profitable investment proposition and an effective driver of job creation, poverty alleviation, and long-term sustainable economic development.
TriLinc’s investment approach is to create a diversified portfolio of loans to privately-owned and operated growth-stage
SMEs operating primarily in developing economies. We implement our investment strategy through partnerships with institutional class investment partners based locally in our target regions, who collectively have placed over $42 billion in debt financings with developing economy enterprises. Our investment partners, subject to our oversight, identify borrower companies, negotiate loans and provide ongoing asset management services. Borrower companies are primarily established enterprises that meet both our lending and impact criteria.
Since the inception of TGIF’s investment activity in June 2013 and through June 2016 (the “Reporting Period”),
TriLinc has formalized partnerships with nine investment partners investing across Latin America, Southeast Asia, and
Sub-Saharan Africa.
During the Reporting Period, TGIF financed $318.9 million in term loans and trade finance transactions in
46 enterprises operating in or trading into 18 developing economies and supporting 18,318 permanent jobs.1
1. Employment figures stated above: (1) represent the number of permanent employees reported by each borrower at time of initial TGIF financing; (2) include two developed economy borrowers in the United Kingdom and Italy that supported a total of 19 permanent jobs and transacted into Sub-Saharan Africa; and (3) do not include two borrowers as they were not part of TGIF’s impact program during the Reporting Period given their relatively short transaction cycle.

INVESTMENTS BY REGION
LATIN AMERICA
SUB-SAHARAN AFRICA
SOUTHEAST ASIA
$121.9 M in term loans and
trade finance in 17 enterprises
supporting 13,389 permanent
jobs in 6 developing economies
$187.0 M in term loans and
trade finance in 27 enterprises
operating or trading in
11 developing economies and
supporting more than
4,482 permanent jobs
$8.0 M in term loans and
trade finance in 2 enterprises
supporting 428 permanent jobs
in 1 developing economy

TGIF ESG & Impact Assessment Framework
TriLinc’s ESG and impact assessment and evaluation methodologies are fully integrated into
TGIF’s investment and portfolio management processes and procedures.
In addition to providing investment origination and monitoring services, TriLinc’s investment partners assist in gathering data for TriLinc to:
1. evaluate each TGIF borrower’s ESG policies and practices; and
2. assess, monitor and report TGIF portfolio-level and borrower-specific impact results.
TriLinc tailors its ESG and impact research and assessment process to each TGIF borrower company and executes it concurrently with TriLinc’s credit approval process. Results from TriLinc’s pre-investment ESG and impact assessment and post-investment monitoring are reported through various mediums, including borrower-specific investment and impact summaries, monthly portfolio and impact updates, and sustainability and impact reports. TriLinc assesses the portfolio-level and borrower-specific results of TGIF’s ESG and impact screening and measurement programs throughout its lifecycle and incorporates findings into the strategic decision-making processes.
Fruit and Nut Distributor
Chia Seed Exporter

TGIF ESG & Impact Assessment Framework
ESG Screening
Impact Screening and Measurement
Research
Global and local economic, environmental and social contexts, industry-specific social and environmental benefits and challenges, international and in-country regulatory standards and best practices, and relevant certifications
Assess
Borrower company compliance with:
IFC Exclusion List
Local governance, environmental, labor
and health and safety laws, standards
and regulations
Borrower company commitment to:
International ESG best practices
Sustainable and ethical business policies
and practices
Borrower company ability and willingness to:
Create economic, social, and/or
environmental impacts
Contribute to portfolio-wide economic
development objectives
Define and identify relevant borrower-
specific impact objective(s)
Use the Impact Reporting and Investment
Standards to track and report on baseline
impact metrics associated with each impact
objected identified by the borrower company
Investment Decision
Monitor
Borrower company compliance with IFC
Exclusion List and local requirements as well as
commitment to international ESG best practices
and sustainable and ethical business policies
and practices
Borrower company contribution to portfolio-
wide economic development objectives and
progress against borrower company-specific
impact objective(s)
Report
Borrower company-specific ESG policies/practices as well as portfolio-level and borrower-specific impact metrics to TGIF investment partners, investors, the impact investment community, and the general public
Incorporate
ESG screening and impact screening and measurement results into TriLinc decision-making processes

The Impact of Trade Finance
International trade is an essential catalyst for potential economic development. In today’s globalized world, SMEs in both developed and developing economies have the opportunity to take advantage of a marketplace characterized by high levels of economic integration between countries, as well as lower transaction costs to import and export competitively priced inputs and products. Currently, two thirds of international trade flows are composed of intermediary products,2 making it more feasible for SMEs to engage in global value chains.
In addition to longer-tenored term loans, exporters and importers alike need timely and innovative short-term financing to facilitate the movement of goods between economies. Known as “trade finance,” this financing is fundamental at all stages of the supply chain and represents an estimated $16 trillion in annual global commerce.3 The short-term nature (typically less than one year) of trade finance benefits importers and exporters. Importers, on the one hand, are able to procure inventory and maintain production schedules while exporters, on the other hand, are able to deliver products to international buyers.
Through trade finance, both types of enterprises have access to financing that can be tailored to their production and distribution cycles.
At its core, international trade has the potential to deliver important short, medium, and long-term economic development benefits for SMEs and the developing economies in which they operate.
Benefits of International Trade4
Immediate Term Benefits
1. Creates employment opportunities by promoting sectors that create stable jobs and typically higher incomes
2. Opens markets for local companies
3. Improves product quality, labor, and environmental standards through competition and exchange of best practices
4. Facilitates export diversification
5. Expands choice and lowers prices for consumers
2. German Development Institute. Financing Global Development: The Potential of Trade Finance. 2015.
3. World Trade Organization, World Trade Statistical Review, 2016.
4. European Commission. 10 Benefits of Trade for Developing Countries. 2012.

Despite these benefits, access to trade finance for SMEs in developing economies is a growing concern. Globally, over half of trade finance requests by SMEs are not funded,5 and the estimated trade finance funding gap in 2012 was $1.6 trillion.6
According to a survey conducted by the Asian Development Bank, if SMEs were to experience an average 25% increase in their accessibility to trade finance, there would be a corresponding 30% increase in their production capacity, 20% increase in their labor force, and a 19% increase in investment in new businesses, on average.7
Given the impact potential and high demand for trade finance, TGIF allocated a large percentage of its portfolio to these types of facilities for growth-stage SMEs during the Reporting Period.
Of the $318.9 million in capital invested since June 2013, approximately 82%, or $260 million, was deployed into trade finance transactions to 37 enterprises operating in 24 industries throughout
Latin
America and Sub-Saharan Africa and supporting a reported 15,464 employees at the time of initial
TGIF financing.
Medium-Term Benefits
1. Enhances global competitiveness and
encourages innovation
2. Encourages governments to procure from
cost-efficient suppliers
Long-Term Benefits
1. Generates growth in countries’ economies and
trade activities
2. Strengthens ties between countries and
promotes economic integration
5. World Trade Organization. Trade Finance and SMEs. 2016.
6. African Development Bank. Fostering Development Through Trade Finance. 2015.
7. Asian Development Bank. Trade Finance Gaps, Growth, and Jobs Survey. 2016.

TGIF Portfolio-Level Impact Assessment
TriLinc tracks TGIF’s impact at both the fund level and the individual borrower company level. The fund’s impact objective centers on creating positive economic development impacts through providing access to finance to growth-stage SMEs that operate primarily in developing economies. Additionally, each TGIF borrower company self-identifies one or more unique impact objectives. TriLinc measures TGIF’s contribution to economic development through the collection, tracking, and reporting of impact data aggregated across the fund’s portfolio.
TriLinc’s core impact thesis is that growth-stage SMEs
are both the foundation and building blocks for sustained
economic development. By creating jobs, providing stable
and growing incomes, and paying taxes to local government
institutions through increased revenues and net profits,
SMEs are driving local production of quality goods and
services and propelling growth of the middle class in
their communities.
As a barometer to gauge TGIF portfolio-level impact,
TriLinc collects core economic development data from each
borrower at the time of initial TGIF financing and on an
annual basis thereafter. During the Reporting Period, TGIF
financed 46 borrowers and as of June 30, 2016, TriLinc had
collected annual, updated impact assessment data for 16, or
35%, of these borrowers.
TriLinc has not collected annual, updated impact assessment
data on the remaining 65% of TGIF borrowers as these
borrowers had been part of TGIF’s portfolio for less than
one year, had a maturity date of less than one year, or repaid their outstanding balance before their respective one-year
funding anniversary as of June 30, 2016. The majority of
borrowers for whom annual data was not collected were
those participating in TGIF’s shorter-term trade finance
facilities, versus those participating in TGIF’s longer-dated term loan facilities.
7
Number of TGIF Borrowers
( June 2013 - June 2016)
Trade Finance
Term Loans
9
37

Johannesburg, South Africa
TGIF’s investment strategy incorporates a gradual increase
in longer-dated, three to five-year term loan facilities to
complement the short-term trade finance positions in
its portfolio.
As this capital allocation progresses, TriLinc anticipates it will perform a mid-term portfolio-level impact assessment in June
2017 to assess and report the economic development metrics
resulting from a larger number of companies providing annual updates. From this assessment, TriLinc will recommend impact measurement program enhancements and implementation
strategies for the remaining term of the fund.
At the time of TGIF’s anticipated termination in August 2021,
TriLinc will perform a final, portfolio-level impact assessment, based on the fund’s eight year investment history, which will evaluate and report on economic development results, as well as share broader findings on the process of measuring and
reporting impact metrics.
Borrower Time Horizon
in TGIF Portfolio
(As of 6/30/2016)
< 1 Year
Repaid Borrowers < 1 Year
1 - 2 Years
Repaid Borrowers 1 - 2 Years
2 - 3 Years
5
5

16
13

TGIF Borrower-Level Impact Assessment
Baseline Data Collection
TGIF borrower companies demonstrate their intent to create positive economic, social, and/or environmental impact by self-selecting and reporting on one or more economic, social, and/or environmental impact objective(s) that best represents their business activities and operational goals in their respective sectorial and geographical contexts.
Borrower Impact Objectives*
Job Creation
Wage Increase
Agricultural Productivity
Capacity Building
Equality & Empowerment
Health Improvement
Access to New Markets
Non-Ag. Productivity & Competitiveness
Access to Financial Services
Food Security
Access to Energy
Access to Education
Affordable Housing
Environmental Conservation
*Borrowers may choose multiple objectives
The top impact objectives selected and reported by TGIF borrowers during the Reporting Period were job creation, wage increase, agricultural productivity and capacity-building. The following snapshots highlight the TGIF baseline impact data for each of these objectives. The definitions for all impact objectives referenced in this report are listed in the Disclosures & Definitions section at the end of the report.

Job Creation & Wage Increase
76% of TGIF borrowers selected job creation as an impact objective, while 26% selected wage increase
At the time of initial TGIF financing, borrowers that selected job creation employed 16,811 permanent employees across Latin America, Sub-Saharan Africa, and Southeast Asia
Approximately 25% of these employees are women who work in various industries in the agricultural, industrial, and service sectors
Agricultural Productivity
15% of TGIF borrowers selected agricultural productivity as an impact objective
At the time of initial TGIF financing, these borrowers produced, in aggregate, more than 15.6 million tons of agricultural products and inputs for export/import to/from global markets
Capacity-Building
13% of TGIF borrowers selected capacity building as an impact objective
At the time of initial TGIF financing, these borrowers provided either internal or external training to 1,578 employees in Latin America, Sub-Saharan Africa, and Southeast Asia
Trainings included job skills development, business administration and management, and health and safety awareness

TGIF Borrower-Level Impact Assessment
Baseline Data Collection
During the Reporting Period, TGIF provided financing to 14 borrowers with the following impact objectives: affordable housing, health improvement, access to financial services, and access to education, among others. At the time of initial TGIF financing, these borrowers reported the following impacts throughout Latin America, Sub-Saharan Africa, and Southeast Asia:
Health & Wellness
3.4 million tons of Omega-3 enriched chia seed, sourced from fields in Bolivia, Argentina, Brazil, and Paraguay, were sold to U.S. customers
Access to New Markets
Eight refurbished locomotives were scheduled to be traded into new markets in Sub- Saharan Africa to enhance the regional transport infrastructure
Food Security
Approximately 51,000 tons of rice and cooking oil were imported and distributed throughout Kenya
Access to Energy
A Ghanaian independent power producer using state-of-the-art power generation technology provided improved access to energy for four industrial clients in Ghana

Equality & Empowerment
Three enterprises operating in Zambia, Tanzania, and South Africa focused on creating a work environment that fostered the empowerment of women and minority/previous excluded groups.
Health Improvement
12,324 babies and toddlers from low and middle-income families in Peru gained access to affordable disposable diapers, improving household health and sanitation
Access to Education
380 students received borrower-sponsored secondary or vocational education in rural South Africa
Affordable Housing
350 employees received borrower-sponsored affordable housing in rural South Africa.
Access to Financial Services
35,667 low and middle income customers received access to consumer credit in Indonesia

TGIF Borrower Environmental and Social Activities
In addition to collecting, tracking, and reporting on TGIF borrower-selected impact objectives, TriLinc gathers information on the strategies and practices each borrower employs to reduce its environmental footprint, further local community development, and foster employee equality and empowerment.
Water Conservation
Waste Reduction
Energy Savings
Inclusive HR Policies*
Community Service
Charitable Donations
0% 10% 20% 30% 40% 50% 60% 70% 80%
% of Reporting TGIF Borrowers
In aggregate, approximately 82% of all reporting TGIF borrower companies reported employing at least one of the aforementioned environmentally sustainable and energy efficiency practices, while 75% reported engaging in at least one inclusive human resource policy and 73% reported participating in local community development programs at time of initial TGIF financing.
“One of the things, I like about the company is that there is no gender discrimination. Everyone is given the chance to prove themselves.”
– Female Shift Charge Engineer, Power Producer, Ghana

* Includes one or more of the following policies: fair hiring and recruitment, fair career advancement, fair compensation, maternity and paternity leave, child care support, anti-sexual harassment.

4,360 women employed, representing approximately 24% of permanent employees*
* employed by TGIF borrowers at time of initial financing
Inclusive human resource policies - particularly those enabling the participation of women in the workforce - empower employees, provide a unique sense of belonging, and have direct implications for building short, medium, and long-term value propositions for TGIF borrower companies. TriLinc reviews these policies, together with borrower company environmental sustainability and community engagement initiatives, to holistically evaluate the quality of jobs supported by TGIF borrower companies and assess each borrower company’s contributions to a more socially and environmentally sustainable form of economic development.

Borrower Annual Impact Assessments

On an annual basis, TriLinc formally evaluates compliance with TriLinc's ESG standards and analyzes impact performance for each borrower company that has been in TGIF's portfolio for over one year.

During the Reporting Period, TriLinc performed annual ESG evaluations and impact assessments for 16 TGIF borrower companies. As of June 30, 2016, 12 companies had been part of TGIF's portfolio for one year or more and were still part of TGIF's outstanding portfolio. The remaining borrower companies had been part of TGIF's portfolio for one year or more, but were no longer part of TGIF's outstanding portfolio as of June 30, 2016.

Annual impact data for the 12 borrower companies that were still part of TGIF's outstanding portfolio are detailed in the bar graph below. The data represent average, year-over-year percentage changes between baseline impact data reported at the time of initial TGIF financing and impact data reported after the first year of TGIF financing. Where applicable, baseline and annual impact data are aggregated amongst multiple borrower companies that have selected the same impact objective(s). Impact data presented below are intended to provide an insight into borrower company progress toward attaining their self-identified impact objective(s) during TGIF financing and do not represent final results.

Borrower Impact Objectives Progress


Job Creation (11 Borrowers)
Agricultural Productivity (3 Borrowers)
Access to Education (1 Borrower)
Annual Wages (5 Borrowers)
Capacity Building (1 Borrower)
Affordable Housing (1 Borrower)
Health Improvement (1 Borrower)
13.7%
6.8%
5.3%
5.0%
0%
0%
-2.2%
-4.0%
-2.0%
0.0%
2.0%
4.0%
6.0%
8.0%
10.00%
12.0%
14.0%
16.0%
Average Year-Over-Year % Change

11 borrower companies that selected job creation reported an aggregate average annual increase of 13.7% in their employee base. Five borrower companies reported an aggregate average annual increase of 5.0% in average employee wages paid, and one borrower company, TGIF's Brazilian sugar producer, reported no change in the number of training hours it provided per permanent employee one year after TGIF's initial financing.

Three borrower companies operating in the agricultural sector in Latin America experienced productivity gains with a reported aggregate average annual increase of 6.8% in the volume of agricultural products sold, paired with a decrease of 3.0% in aggregate average annual cost of goods sold one year after TGIF's initial financing. TGIF's vertically-integrated South African meat producer (whose impact objectives included job creation, affordable housing and access to education) reported a 5.3% increase in the number of students served by its on-site school, but did not report any change from the 350 employees and employee family members housed in their on-site housing facilities, as reported by the borrower company at time of initial TGIF financing.

15

One TGIF borrower, a Peruvian baby and adult diaper manufacturer, selected both job creation and health improvement as impact objectives. Upon reaching its first annual TGIF financing anniversary in December 2014, the borrower reported a 94.5% increase in the number of jobs created from 37 to 72 employees, including a single mother and former teacher who lives near the company’s factory in Lima’s Lurín District and works in the company’s quality control division.
“Given my financial situation, my job here at the company has greatly helped me and my family become more financially stable and cover the costs of my daughter’s education.”
– Female Employee, Quality Control, Diaper Manufacturer, Peru
While the diaper manufacturer’s job creation impacts were significant, fluctuations in demand during this time period led to a marginal decrease in the reported number of new clients reached from 12,324 at time of initial TGIF financing to 12,050 one year later.
There were four TGIF borrower companies that were part of TGIF’s portfolio for more than one year and provided annual impact assessment data, but were no longer part of TGIF’s portfolio as of June 30, 2016. Ranging from an African majority-owned cement production and distribution company in Kenya to a piping and construction materials distribution company in South Africa, these borrowers all participated in TGIF’s trade finance program, were part of TGIF’s portfolio for an average of 1.5 years, and selected job creation as their impact objective. The following impact data points demonstrate how these borrowers performed against their self-identified impact objectives at the time of initial TGIF financing.
Borrower Impact Objective Results
Impact Objective: Job Creation Cement Distributor
159 164 Textile Distributor 62 73
Rice & Bean Importer 28 36 Construction Materials Distributor 13 12 0 50 100 150 200
No. of Employees Baseline Assessment Annual Assessment
As the above graph details, these borrower companies reported, in aggregate, employee growth of 9%, or 23 employees, from the time of initial TGIF financing to transaction maturity. In addition to reporting primarily positive job creation impact objective results, these four borrower companies also reported, in aggregate, the following impacts during the course of TGIF financing:
• A 27% increase in the number of permanent female employees working at their businesses; and
• A 196% increase in the number of full-time, part-time, or temporary employees that were trained by programs provided by the borrower companies.
All of these borrower companies reported the adoption and implementation of at least one strategic initiative to either reduce their environmental footprint, have more inclusive human resource policies, and/or support community service/charitable donation programs from the time of initial TGIF financing to transaction maturity. As highlighted in the following case study, the Kenyan cement distributor exemplifies the type of practices that TGIF borrower companies seek to implement in order to create tangible environmental and/or social benefits for their local communities.

Borrower Annual Assessment
Impact Case Study
Cement Distributor
Kenya
Established in 2008 as the only African majority-owned cement manufacturer in Kenya, the borrower emphasizes the importance of strengthening the local labor force through creating jobs, providing skills-based training and comprehensive benefits to its employees, and supporting local community development initiatives. Throughout the duration of TGIF financing, the company successfully met its impact objective of creating jobs by increasing its employee base by a reported
3.1% from 159 employees at time of TGIF financing to 164 employees one year later. Complementing this increase, the company also reported an increase in the number of employees receiving training by 336% from 25 at time of TGIF financing to 109 employees one year later.

Nairobi, Kenya
The company’s focus on the importance of human capital is also reflected in its provision of employee benefits that generally go above and beyond Kenyan national standards and include subsidized meal plans, annual medical examinations, and daily employee transportation. As a cornerstone of its emphasis on social development, the company prides itself in being an active participant with the local community through various activities, including the financing of environmental conservation efforts, managing a local youth soccer team, and supporting the construction of bathrooms at local schools.
The borrower operates one of the most energy-efficient and state-of-the-art cement grinding facilities in the East African region. Conscious of its environmental impact and the strain it puts on the often unreliable national electricity grid, the borrower implements myriad waste management and energy savings initiatives, including procurement of ENERGY STAR equipment, performance of routine energy audits, and active company initiatives governing the company’s energy management policy.

Borrower Impact Snapshots
Timber Exporter
Chile
• Processes wood chips from eucalyptus timber sourced from local producers for export to customers in Japan
• Holds the Forest Stewardship Council’s (“FSC”) Chain of Custody Certification, which assures the end consumer that the FSC-certified products they purchased originated from responsibly managed sources
• Provides scholarships for primary, secondary, and tertiary studies to children of low-income families from the local community
Mine Remediation Company
South Africa
• Set up with the proceeds of a mining rehabilitation fund, the company remediates land disturbed by a previously operational zinc mine and processes and sells metal tailings recovered from the landsite to customers in South Africa and Europe
• Dismantles and disposes of mining equipment, monitors ground water contamination levels, and treats contaminated groundwater through its on-site water treatment plant
• Once the tailings extraction is complete and the site is deemed to be completely rehabilitated, the borrower intends to donate the property to the community for affordable housing developments
• Supports local community development efforts, including a center for HIV-infected children

Hospitality Service Provider
Cabo Verde
• One of the most recognized hospitality property developers in Cabo Verde and is an important source of employment for the country
• Recipient of the Travelife Gold Standard certificate for sustainable hotel and resort operations
• Offers its employees job-specific capacity-building programs that seek to strengthen local capabilities in health and safety, first aid, hospitality/customer relations, English language, and general management practices, including courses offered by a U.S. Ivy League university
• Manages a foundation focused on improving the quality of life for local youth through promoting education and health infrastructure and programs
Tin Producer
Indonesia
• Produces high quality tin products for export from locally-sourced tin ore suppliers
• Operates a modern eco-friendly electric furnace production facility with an ISO 9001:2008 quality management system
• Member of the U.S.-based Electronic Industry Citizenship Coalition and compliant with the internationally recognized Conflict-Free Smelter Program, which aims to eliminate the presence of conflict minerals from its supply chain
• Actively supports and engages in local community health, wellness, and natural disaster response programs

Review Report of Independent Accountants
TriLinc Global Impact Fund LLC
For the Year Ended June 30, 2016, and for the period June 10, 2013
(commencement of operations) through June 30, 2016
MOSS-ADAMS LLP
Certified Public Accountants Business Consultants

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MOSS-ADAMS LLP
Certified Public Accountants Business Consultants
REVIEW REPORT OF INDEPENDENT ACCOUNTANTS
To the Stakeholders TriLinc Global Impact Fund LLC
We have reviewed the select data identified below from the TriLinc Global Impact Fund LLC (the “Company”), Annual Impact Report as of June 30, 2016, and for the period June 10, 2013 (commencement of operations) through June 30, 2016.
The scope of our procedures did not include review of data other than those listed below. The Company’s management is responsible for the Annual Impact Report and for the assessment criteria. Where possible, the Company has incorporated metric definitions from Impact and Investing Standards (“IRIS”) version 3.0, which they have identified as an objective basis against which they assess and report data. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on the data identified below. Accordingly, we do not express such an opinion.
The selected data that were subject to our review consist of the following:
1. Total number of borrowers and number of industries financed during the reporting period and as stratified by the following transaction type:
a. Trade Finance b. Term Loan
2. Total number of developing economies where transactions were made
3. Total dollars of trade finance and term loan transactions financed and as stratified by number of enterprises in the following geographical region:
a. Latin America and the Caribbean b. Sub-Saharan Africa c. South East Asia
4. Total number of reported permanent jobs supported (IRIS 3.0 Metric OI8869) (also shown as permanent employee jobs supported) and as stratified into the following geographical region:
a. Latin America and the Caribbean b. Sub-Saharan Africa c. South East Asia
5. Total dollar amount of finance and term loan transactions and the count of companies (borrowers) by geographical region:
a. Latin America and the Caribbean b. Sub-Saharan Africa c. South East Asia

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6. The impact objective(s) initially selected by borrowers in their initial impact criterial selection form and corresponding reported baseline data figure(s) as stratified by the following objectives:
a. Job Creation (IRIS 3.0 Metric OI8869)
b. Wage Increase
c. Agricultural Productivity (IRIS 3.0 Metric PI1263)
d. Capacity Building (IRIS 3.0 Metric OI4229)
e. Equality and Empowerment
f. Health Improvements
g. Access to New Markets
h. Non-Agricultural Productivity and Competitiveness
i. Access to Financial Services
j. Food Security
k. Access to Energy
l. Access to Education
m. Affordable Housing
n. Environmental Conservation
7. Additional impact objective(s) initially selected by borrowers in their initial impact criterial selection form and corresponding reported baseline data figure(s) not included in the above aggregation:
a. Health and Wellness (IRIS 3.0 Metric PI1263)
b. Access to New Markets
c. Food Security (IRIS 3.0 Metric PI1263)
d. Access to Energy (IRIS 3.0 Metric PI9652)
e. Equality and Empowerment (IRIS 3.0 Metric OI2444 and IRIS 3.0 Metric OI3236)
f. Health Improvement (IRIS 3.0 Metric PI2822)
g. Access to Education (IRIS 3.0 PI2389)
h. Affordable Housing (IRIS 3.0 PI2640)
i. Access to Financial Services (IRIS 3.0 Metric PI4060)
8. The stratification of loan tenure for borrowings outstanding as of June 30, 2016
9. The percentage of borrowers that engage in the following Environmental and Social Activities as reported by borrowers in their initial impact criterial selection form as stratified by the following strategies and practices:
a. Water Conservation
b. Waste Reduction
c. Energy Savings
d. Community Service
e. Charity Donations
f. Inclusive HR Policies as defined as having one or more of the following policies in practice: Fair Hiring and Recruitment, Fair Career Advancement, Fair Compensation, Maternity and Paternity Leave, Child Care Support, Anti-Sexual Harassment
10. The total number of women employed by borrowers at time of initial financing (IRIS 3.0 Metric O12444 Permanent Employees: Female)
11. The total number of women employed as a percentage of total permanent employees (IRIS 3.0 Metric O12444 Permanent Employees: Female)

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12. The total number of borrowers who have reported an Annual Impact Assessment since initial financing
13. The average annual percentage change of progress towards impact objectives as reported by borrowers who reported an Annual Impact Assessment and the number of borrowers that are still in TGIF’s portfolio, as stratified by the below objective(s) selected:
a. Capacity Building (IRIS 3.0 Metric OI4229) b. Job Creation (IRIS 3.0 Metric OI8869) c. Agricultural Productivity (IRIS 3.0 Metric PI1263) d. Access to Education (IRIS 3.0 Metric PI2389) e. Annual Wages f. Affordable Housing (IRIS 3.0 Metric PI2640) g. Health Improvement (IRIS 3.0 Metric PI1263)
14. The progress in the Job Creation impact objective reflected as change between baseline and annual impact assessment as reported by the borrowers who reported an Annual Impact Assessment and the number of borrowers that are no longer in TGIF’s portfolio, as stratified by industry:
a. Cement Distributor (IRIS 3.0 Metric OI8869) b. Textile Distributor (IRIS 3.0 Metric OI8869) c. Rice and Bean Distributor (IRIS 3.0 Metric OI8869) d. Construction Materials Distributor (IRIS 3.0 Metric OI8869)
15. The impact results by objectives selected for a Cement Distributor as reported by the borrower:
a. Permanent Employees (IRIS 3.0 Metric OI8869) b. Employees Trained (IRIS 3.0 Metric OI4229)
Management’s Responsibility
TriLinc Global Impact Fund LLC’s management is responsible for the Annual Impact Report and for the assessment criteria, which they have identified as an objective basis against which they assess and report data. This responsibility includes the design, implementation and maintenance of internal controls relevant to the preparation and fair presentation of the Annual Impact Report that the data are free from material misstatement, whether due to fraud or error.
Accountants’ Responsibility
Our responsibility is to conduct the review engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the American Institute of Certified Public Accountants. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the select data identified above, based on the assessment criteria set forth in the Annual Impact Report. We believe that the results of our procedures provide a reasonable basis for our conclusion.

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Accountants’ Conclusion
Based on our review, we are not aware of any material modifications that should be made to the data within the scope of our review as outlined above based on the assessment criteria set forth in the Annual Impact Report.
San Francisco, California January 12, 2017

Disclosures & Definitions Access to Education: Business activities that actively seek to provide schooling to students who previously were not in school. Access to Energy: Business activities that actively seek to provide electricity to previously un-electrified households. Access to Financial Business activities that actively seek to provide individuals and/or organizations with Services: access to finance that previously did not have such access. Affordable Housing: Business activities that actively seek to provide housing for which the associated financial costs are at a level that does not threaten other basic needs or an individual’s overall income. Access to New Markets: Business activities that enable access to new markets for products/services produced and sold by the organization. Agricultural Productivity: Business activities that actively seek to increase the amount of agricultural product/ service produced and sold by the organization. Capacity-Building: Business activities that actively seek to provide training and/or technical assistance to individuals and/or organizations. Costs of Goods Sold: Value of direct expenditures attributable to the production of the goods sold by an organization. Developing Economy: A country classified by the World Bank as upper-middle income, lower-middle income or low income. Earned Revenue: An organization’s total revenues less contributed revenues (grants and donations). Environmental Business activities that actively seek to conserve the environment. Conservation: Equality and Business activities that actively promote equal access to the organization’s Empowerment: employment opportunities and products for all beneficiaries, regardless of gender, race, ethnicity, age, income level, etc. Food Security: Business activities that actively seek to increase the number of individuals and/or households, in the country of agricultural production, that have access to sufficient, safe, and nutritious food to maintain a healthy and active lifestyle. Health Improvement/ Business activities that actively seek to sustain and/or improve healthy and/or active Health & Wellness: lifestyle. 27

Impact Reporting and A catalog of generally-accepted performance metrics that leading impact investors Investment Standards use to measure social, environmental, and financial success, evaluate deals, and grow (IRIS): the credibility of the impact investing industry. Job Creation: Business activities that actively seek to increase the total number of paid full-time and part-time employees employed by the organization. Net Income: An organization’s net profit before donations. Non-Agricultural Business activities that actively seek to increase the amount of product/service Productivity: produced by the organization. Permanent Employee Value of wages (including bonuses, excluding benefits) paid to all full-time and part- Wages: time employees of an organization. Permanent Job: A job that is occupied by either a paid full-time or part-time employee. Small and Medium Businesses that have 5-500 employees. Enterprise (SME): Taxes: Value of income taxes accrued by the organization. Term Loan: Direct lending for a specified amount, tenor and interest rate calculation. For SMEs, loan sizes generally range from $5,000,000 and $15,000,000, with tenors of approximately three to five years. Trade Finance: Short-term financings provided to importers and exporters in order to facilitate the international trade of goods. Transaction sizes generally range from $500,000 to $5,000,000 with terms of 3 to 12 months, often with revolving capability, i.e. the flexibility to draw down, repay and redraw funds for multiple import/export contracts. Wage Increase: Business activities that actively seek to increase the value of wages (including bonuses, excluding benefits) paid to all full-time and part-time employees of the organization. 28

Risk Factors
Investment in a non-listed LLC like TriLinc Global Impact Fund (“The Fund”) is not suitable for all investors as it involves significant risks including but not limited to:
• An investment in the Fund may be considered speculative, involves a high degree of risk, including the risk of a substantial loss of an investor’s principal.
• The Fund may not achieve its investment objective and the value of the Fund’s units may decline substantially.
• Units of the Fund are illiquid and will not be listed on an exchange for the foreseeable future, if ever, so it will be difficult for investors to sell their units. If investors are able to sell their units, they will likely sell them at a substantial discount.
• The initial offering price for the classes of units was determined on an arbitrary basis, and as such, may not accurately reflect the value of the Fund’s assets.
• Upon the purchase of units, investors will experience a substantial dilution equal to the costs associated with the sale of units of the offering.
• The Fund is a “blind pool” offering in light of the fact the Fund has not identified what future investments it will make with the proceeds of the offering.
• If the Fund does not have sufficient cash flow from operations to fund distributions, then distributions may be paid from sources other than income including offering proceeds, borrowings and a return of capital. Distributions are subject to the board of manager’s discretion and there is no assurance that TriLinc will make them at a specific rate or at all.
• The Fund carries significant fees and charges that will have an impact on investment returns including a maximum aggregate sales charge of 10%, maximum reimbursement of organizational expenses of 5%, and the existence of ongoing annual Fund expenses, which may include incentive fees paid to the Fund’s advisor. Further, each investor’s financial advisor or broker may independently charge additional fees for transactions or advisory services.
• The Fund is dependent upon its advisor and sub-advisors to select investments and conduct operations; and the Fund’s advisor will face conflicts of interest.
• The Fund intends to make non-U.S. investments, which involve certain legal, geopolitical, investment, repatriation and transparency risks not typically associated with U.S. investments. The Fund will be subject to risks incident to making loans to small and medium sized enterprises in developing countries. This is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. An offering is made only by a prospectus to individuals who meet minimum suitability requirements. This sales literature must be read in conjunction with a prospectus in order to understand fully all the implications and risks of the offering of securities to which it relates. A copy of the prospectus must be made available to you in connection with the offering described herein. Neither the Attorney General of the state of New York, nor any other state securities regulators, have passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful. Comments provided by employees may not be reflective of all borrowers or employees of that company. This data is self reported by each borrower. Information regarding the investments provided by TriLinc Advisors, LLC. Investments are not bank guaranteed, not FDIC insured and may lose value or total value. Securities offered through SC Distributors, LLC, dealer manager and Member FINRA and SIPC. TRILINC GLOBAL IMPACT FUND